Exhibit 99.1

DSW Announces New Executive Appointments

April 27 2017, Columbus OH-DSW Inc (NYSE: DSW), a leading branded footwear and accessories retailer, announced the appointment of Michele Love as Executive Vice President and Chief Operating Officer for Designer Shoe Warehouse, effective May 1, 2017. Ms. Love will be responsible for bringing DSW’s differentiated experience and value proposition to life by driving demand and providing seamless multi-point fulfillment.
With responsibility for Marketing and Digital, Ms. Love will oversee all aspects of customer engagement, driving impactful messaging that is united across all touchpoints. Additionally, Ms. Love will be responsible for delivering DSW’s unique warehouse experience in over 500 Designer Shoe Warehouses nationwide. These Warehouses fulfill demand generated throughout the network, and serve as local destinations for customers to shop DSW’s vast assortment in person.
Over the last 32 years, Ms. Love served in several leadership capacities within operations, merchandising and marketing at Nordstrom Inc., where she most recently spearheaded the rapid expansion of Nordstrom Rack.
Ms. Love will report directly to DSW’s Chief Executive Officer, Roger Rawlins.
Additionally, as the Company continues to elevate experience and expertise within its merchandising talent, the Company announced the recent appointment of James Weinberg as GMM of Women’s Footwear and Nancy Pastor as GMM of Accessories. Mr. Weinberg and Ms. Pastor will both report directly to DSW’s Vice Chairman and Chief Merchandising Officer, Debbie Ferrée.
Mr. Weinberg has 27 years of merchandising experience in apparel and accessories within the off-price, department store and ecommerce sectors. Mr. Weinberg joined DSW in 2015, subsequently holding the roles of Senior Vice President, General Manager of the Company’s Affiliate Business Group and Senior Vice President, Commercial Operations at DSW Inc. Prior to joining the Company, Mr. Weinberg was President and Chief Merchandising Officer at Beyond the Rack and Senior Vice President, GMM at Burlington Coat Factory. Mr. Weinberg also served in several leadership capacities in merchandising men’s, women’s and footwear categories at the May Department Stores.
Ms. Pastor has 27 years of merchandising experience in accessories within the department store, value and specialty store channels. Prior to joining DSW, Ms. Pastor was the Group Vice President for Jewelry, Handbags and Dress Accessories at Macy’s. Prior to Macy’s, Ms. Pastor was Vice President for Jewelry, Handbags, Accessories and Beauty at Payless Shoe Stores and also held progressive buying responsibilities at New York and Company and Saks Fifth Avenue.
Roger Rawlins, DSW’s Chief Executive Officer said, “I am excited to have Michele, Jim and Nancy on the Designer Shoe Warehouse team. These three individuals bring valuable leadership and diverse expertise as we strengthen our focus on the customer, product, and experience. We are building an elite team to lead Designer Shoe Warehouse and position it for continued long term growth.”

About DSW Inc.

DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of April 27, 2017, DSW operates 508 stores in 43 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 397 leased locations in the United States under the Affiliated Business Group. DSW also owns Ebuys, Inc., a leading off price footwear and accessories retailer operating in digital marketplaces in North America, Europe, Australia and Asia. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

SOURCE: DSW Inc.

For further information:
Christina Cheng
1-855-893-5691
investorrelations@dswinc.com